CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$8,034,400	$1,095.89

PRICING SUPPLEMENT NO. 1654 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated August 9, 2013

JPMorgan Chase & Co. Contingent Absolute Return Autocallable Optimization Securities

$3,257,900 Linked to the common shares of Barrick Gold Corporation due on August 15, 2014
$2,188,000 Linked to the common stock of Terex Corporation due on August 15, 2014
$952,000 Linked to the common units of The Carlyle Group L.P. due on August 15, 2014
$1,636,500 Linked to the common shares of Nabors Industries Ltd. due on August 15, 2014

Investment Description
Contingent Absolute Return Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Security" and collectively, the "Securities") linked to the performance of the common stock, common shares or common units of a specific company (the "Underlying Stock"). The Securities are designed for investors who believe that the price of one share of the applicable Underlying Stock will remain flat or increase during the term of the Securities, or not close below the applicable Trigger Price on the Final Valuation Date. If the applicable Underlying Stock closes at or above the applicable Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-3-III under "General Terms of Securities — Anti-Dilution Adjustments") on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the closing price of one share of the applicable Underlying Stock closes at or above the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date (the "Contingent Absolute Return"). If by maturity the Securities have not been called and the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The Contingent Absolute Return, and any contingent repayment of principal, apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Absolute Return at Maturity: If by maturity the Securities have not been called and the price of the applicable Underlying Stock closes at or above the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay the principal amount plus pay the Contingent Absolute Return. If the price of one share of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The Contingent Absolute Return, and any contingent repayment of principal, apply only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	August 9, 2013
	Settlement Date	August 14, 2013
	Observation Dates[1]	Quarterly (see page 4)
	Final Valuation Date[1]	August 11, 2014
	Maturity Date[1]	August 15, 2014
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Call Feature" and "Description of Securities — Payment at Maturity" in the accompanying product supplement no. UBS-3-III

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-3-III BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
This pricing supplement relates to four (4) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying Stock. You may participate in any of the four (4) Security offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Security linked to a basket of some or all of the Underlying Stocks described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the four (4) Security offerings is linked to the common stock, common shares or common units of a different company, and each of the four (4) Security offerings has its own Call Return rate, Initial Share Price and Trigger Price. The performance of each Security offering will not depend on the performance of any other Security offering.

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
Common shares of Barrick Gold Corporation (Bloomberg ticker: ABX)	15.50% per annum	$17.42	$11.32, which is 65% of the Initial Share Price	48126H571	US48126H5717
Common stock of Terex Corporation (Bloomberg ticker: TEX)	14.50% per annum	$30.99	$20.14, which is 65% of the Initial Share Price	48126H613	US48126H6137
Common units of The Carlyle Group L.P. (Bloomberg ticker: CG)	11.75% per annum	$27.05	$20.29, which is 75% of the Initial Share Price	48126H589	US48126H5899
Common shares of Nabors Industries Ltd. (Bloomberg ticker: NBR)	17.75% per annum	$15.58	$11.69, which is 75% of the Initial Share Price	48126H597	US48126H5972

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-3-III dated February 28, 2013 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-3-III, will supersede the terms set forth in product supplement no. UBS-3-III.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-3-III. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common shares of Barrick Gold Corporation	$3,257,900	$10	$48,868.50	$0.15	$3,209,031.50	$9.85
Securities linked to the common stock of Terex Corporation	$2,188,000	$10	$32,820.00	$0.15	$2,155,180.00	$9.85
Securities linked to the common units of The Carlyle Group L.P.	$952,000	$10	$14,280.00	$0.15	$937,720.00	$9.85
Securities linked to the common shares of Nabors Industries Ltd.	$1,636,500	$10	$24,547.50	$0.15	$1,611,952.50	$9.85

(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-37 of the accompanying product supplement no. 3-III.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.673, $9.640, $9.739 and $9.711 per $10 principal amount Security linked to the common shares of Barrick Gold Corporation, linked to the common stock of Terex Corporation, linked to the common units of The Carlyle Group L.P. and linked to the common shares of Nabors Industries Ltd., respectively. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

This pricing supplement relates to four (4) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying Stock. The purchaser of a Security will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the four (4) Security offerings or, at your election, in two or more of the offerings. While each Security offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Securities.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-3-III dated February 28, 2013. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto dated August 6, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-3-III, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-3-III dated February 28, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001399/crt-dp36614_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You believe the applicable Underlying Stock will close at or above the applicable Initial Share Price on one of the specified Observation Dates or will close at or above the applicable Trigger Price on the Final Valuation Date.

♦You understand and accept that you will not participate in any appreciation in the price of one share of the applicable Underlying Stock and that your potential return is limited to the applicable Call Return or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the Trigger Price).

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You are willing to invest in the Securities based on the per annum Call Return rate of 15.50% for Securities linked to the common shares of Barrick Gold Corporation, 14.50% for Securities linked to the common stock of Terex Corporation, 11.75% for Securities linked to the common units of The Carlyle Group L.P. and 17.75% for Securities linked to the common shares of Nabors Industries Ltd.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the price of one share of the applicable Underlying Stock will decline during the term of the Securities and is likely to close below the applicable Trigger Price on the Final Valuation Date exposing you to the full negative Stock Return at maturity.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You are not willing to invest in the Securities based on the per annum Call Return rate of 15.50% for Securities linked to the common shares of Barrick Gold Corporation, 14.50% for Securities linked to the common stock of Terex Corporation, 11.75% for Securities linked to the common units of The Carlyle Group L.P. and 17.75% for Securities linked to the common shares of Nabors Industries Ltd.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this pricing supplement and "Risk Factors" in the accompanying product supplement no. UBS-3-III for risks related to an investment in the Securities.

Final Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Stock	Common shares of Barrick Gold Corporation Common stock of Terex Corporation Common units of The Carlyle Group L.P. Common shares of Nabors Industries Ltd.
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term	Approximately 12 months, unless called earlier
Call Feature	The Securities will be called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[1]	November 12, 2013 February 10, 2014 May 9, 2014 August 11, 2014 (Final Valuation Date)
Call Settlement Dates[1]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The applicable Call Return increases the longer the Securities are outstanding and is based upon a rate of (i) 15.50% per annum for Securities linked to the common shares of Barrick Gold Corporation, (ii) 14.50% per annum for Securities linked to the common stock of Terex Corporation, (iii) 11.75% per annum for Securities linked to the common units of The Carlyle Group L.P. and (iv) 17.75% per annum for Securities linked to the common shares of Nabors Industries Ltd.. See "Call Returns/Call Prices for Each Offering of the Securities."
Call Price	The applicable Call Price equals the principal amount per Security plus the applicable Call Return.
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, we will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 × (1 + Contingent Absolute Return)

If the Securities are not automatically called and the applicable Final Share Price is less than the applicable Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Stock Return)

In this scenario, the Contingent Absolute Return does not apply and you will lose some or all of your initial investment at maturity in an amount proportionate to the negative Stock Return.

Stock Return	Final Share Price - Initial Share Price Initial Share Price
Contingent Absolute Return	The absolute value of the Stock Return. For example, if the Stock Return is -5%, the Contingent Absolute Return will equal 5%.
Initial Share Price[2]

The closing price of one share of the applicable Underlying Stock on the Trade Date

$17.42 for Securities linked to the common shares of Barrick Gold Corporation

$30.99 for Securities linked to the common stock of Terex Corporation

$27.05 for Securities linked to the common units of The Carlyle Group L.P.

$15.58 for Securities linked to the common shares of Nabors Industries Ltd.

Final Share Price[2]	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
Trigger Price[2]

For Securities linked to the common shares of Barrick Gold Corporation, $11.32, which is 65% of its Initial Share Price

For Securities linked to the common stock of Terex Corporation, $20.14, which is 65% of its Initial Share Price

For Securities linked to the common units of The Carlyle Group L.P., $20.29, which is 75% of its Initial Share Price

For Securities linked to the common shares of Nabors Industries Ltd., $11.69, which is 75% of its Initial Share Price

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-3-III.

Investment Timeline
Trade Date	The closing price of one share of the applicable Underlying Stock is determined, the applicable Trigger Price is determined and the applicable Call Return rate is finalized.

Quarterly

The Securities will be called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price.

If the Securities are called, JPMorgan Chase will pay the applicable Call Price for the applicable Observation Date: equal to the principal amount plus an amount based on the applicable Call Return rate.

Maturity Date

The applicable Final Share Price is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, JPMorgan Chase will pay an amount in cash equal to:

$10 × (1 + Contingent Absolute Return)
per Security

If the Securities have not been called and the applicable Final Share Price is less than the applicable Trigger Price, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the applicable Underlying Stock; equal to a return of:

$10 × (1 + Stock Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices for Each Offering of the Securities

		Securities linked to the common shares of Barrick Gold Corporation		Securities linked to the common stock of Terex Corporation		Securities linked to the common units of The Carlyle Group L.P.		Securities linked to the common shares of Nabors Industries Ltd.
Observation Dates†	Call Settlement Dates†	Call Return (numbers below reflect the rate of 15.50% per annum)	Call Price (per $10)	Call Return (numbers below reflect the rate of 14.50% per annum)	Call Price (per $10)	Call Return (numbers below reflect the rate of 11.75% per annum)	Call Price (per $10)	Call Return (numbers below reflect the rate of 17.75% per annum)	Call Price (per $10)
November 12, 2013	November 14, 2013	3.875%	$10.3875	3.625%	$10.3625	2.938%	$10.2938	4.438%	$10.4438
February 10, 2014	February 12, 2014	7.750%	$10.7750	7.250%	$10.7250	5.875%	$10.5875	8.875%	$10.8875
May 9, 2014	May 13, 2014	11.625%	$11.1625	10.875%	$11.0875	8.813%	$10.8813	13.313%	$11.3313
August 11, 2014 (Final Valuation Date)	August 15, 2014 (Maturity Date)	15.500%	$11.5500	14.500%	$11.4500	11.750%	$11.1750	17.750%	$11.7750

†	See footnote 1 under "Key Dates" on the cover

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-3-III. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders of Securities linked to the common stock of Terex Corporation should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or "deemed paid" after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to these Securities are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to these Securities held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders of these Securities should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-3-III. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from the applicable Initial Share Price to the applicable Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, the Contingent Absolute Return will not apply and you will lose 1% of your principal for every 1% that the applicable Final Share Price is less than the applicable Initial Share Price and you could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying Stock at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Absolute Return Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying Stock is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security plus the Contingent Absolute Return, unless the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date. Under these circumstances, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The Contingent Absolute Return and any contingent repayment of principal are based on whether the applicable Final Share Price is below the applicable Trigger Price and apply only if you hold your Securities to maturity.
♦	Limited Return on the Securities — If the Securities are called, your potential gain on the Securities will be limited to the applicable Call Return regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, if the Securities are not called, any positive return on the Securities will be limited by the applicable Trigger Price because JPMorgan Chase will pay you the principal amount plus the Contingent Absolute Return at maturity only when the Securities are not called and only if the applicable Final Share Price is greater than or equal to the applicable Trigger Price. You will not receive a Contingent Absolute Return and will lose some or all of your investment if the Final Share Price is below the applicable Trigger Price. Furthermore, because the closing price of one share of the applicable Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the applicable Underlying Stock.
♦	The Probability That the Applicable Final Share Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of one share of that Underlying Stock could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Call Return rate is finalized on the Trade Date and depends in part on this expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The price of one share of the applicable Underlying Stock for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the per annum return of (i) 15.50% for Securities linked to the common shares of Barrick Gold Corporation, (ii) 14.50% for Securities linked to the common stock of Terex Corporation, (iii) 11.75% for Securities linked to the common units of The Carlyle Group L.P. and (iv) 17.75% for Securities linked to the common shares of Nabors Industries Ltd. could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the applicable Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-3-III for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this pricing supplement and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the value of the applicable Underlying Stock, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the closing price of one share of the applicable Underlying Stock;
♦	the time to maturity of the Securities;
♦	the dividend rate on the applicable Underlying Stock;
♦	the occurrence of certain events affecting the issuer of the applicable Underlying Stock that may or may not require an adjustment to the applicable Initial Share Price and applicable Trigger Price, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	No Dividend Payments or Voting Rights in the Applicable Underlying Stock — As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying Stock and the Securities.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified any of the information about the applicable Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-3-III. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment or potential absolute returns in a negative environment above the applicable Trigger Price, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the applicable Initial Share Price and applicable Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the applicable Initial Share Price and the applicable Trigger Price, the market value of your Securities and the payment at maturity if not previously called may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Applicable Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Underlying Stock on an Observation Date, determining if the Securities are to be automatically called, calculating the applicable Stock Return or Contingent Absolute Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-3-III.

Risks Relating to Securities Linked to the Common Shares of Barrick Gold Corporation or the Common Shares of Nabors Industries Ltd.

♦	Risks Associated with Non-U.S. Companies — An investment in Securities linked to the common shares of Barrick Gold Corporation (which we refer to as Barrick Gold) or the common shares of Nabors Industries Ltd. (which we refer to as Nabors) involves risks associated with the home countries of Barrick Gold and Nabors, which are Canada and Bermuda, respectively. Non-U.S. companies, such as those organized in Canada or Bermuda, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
♦	Currency Exchange Rate Risk — Because the common shares of Barrick Gold are quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rates between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common shares in the two currencies and, as a result, will likely affect the market price of the common shares trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the applicable Securities and whether the applicable Final Share Price will fall below the applicable Trigger Price on the Final Valuation Date. The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the applicable Securities. The exchange rates between the Canadian dollar and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada and the United States and other jurisdictions important to international trade and finance.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock with the following assumptions (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$50.00
Call Return Rate:	6.00%* per annum (or 1.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$40.00 (which is 80.00% of the hypothetical Initial Share Price)

*	The actual Call Return rate and other terms for each Security have been finalized on the Trade Date and may be generally different from the hypothetical terms set forth above. The actual payment upon a call or at maturity and the actual Trigger Price applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios. The actual terms for each Security are specified on the cover of this pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Underlying Stock. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Closing Price at first Observation Date:	$55.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.15

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.15 per $10.00 principal amount (1.50% return on the Securities).

Example 2 — Securities Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$52.50 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$10.60

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $10.60 per $10.00 principal amount (6.00% return on the Securities).

Example 3 — Securities Are NOT Called and the Final Share Price Is Above the Trigger Price

Closing Price at first Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$45.00 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Contingent Absolute Return) $10.00 × (1 + 10%) $11.00

Because the Securities are not called and the Stock Return is -10%, but the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $11.00 per $10.00 principal amount (a 10% return on the Securities).

Example 4 — Securities Are NOT Called and the Final Share Price Is Below the Trigger Price

Closing Price at first Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$25.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Stock Return) $10.00 × (1 + -50%) $5.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012 and the first and second calendar quarters of 2013. Partial data is provided for the third calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Barrick Gold Corporation

According to its publicly available filings with the SEC, Barrick Gold Corporation, which we refer to as Barrick Gold, a Canadian company, is engaged in the production and sale of gold, as well as related activities such as exploration and mine development. Barrick Gold also produces copper and oil and gas and holds other interests, including a nickel development project. The common shares of Barrick Gold, no par value (Bloomberg ticker: ABX), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Barrick Gold in the accompanying product supplement no. UBS-3-III. Barrick Gold's SEC file number is 001-09059.

Historical Information Regarding the Common Shares of Barrick Gold

The following table sets forth the quarterly high and low closing prices of one common share of Barrick Gold, based on daily closing prices on the primary exchange for Barrick Gold, as reported by Bloomberg. The closing price of one common share of Barrick Gold on August 9, 2013 was $17.42. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common shares of Barrick Gold has experienced significant fluctuations. The historical performance of the common shares of Barrick Gold should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common share of Barrick Gold during the term of the Securities. We cannot give you assurance that the performance of the common shares of Barrick Gold will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Barrick Gold will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common shares of Barrick Gold.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$53.57	$41.94	$43.45
4/1/2008	6/30/2008		$46.04	$37.36	$45.50
7/1/2008	9/30/2008		$50.39	$26.60	$36.74
10/1/2008	12/31/2008		$37.36	$18.14	$36.77
1/1/2009	3/31/2009		$39.58	$26.04	$32.42
4/1/2009	6/30/2009		$38.08	$27.53	$33.55
7/1/2009	9/30/2009		$40.04	$31.48	$37.90
10/1/2009	12/31/2009		$47.93	$34.58	$39.38
1/1/2010	3/31/2010		$41.76	$34.00	$38.34
4/1/2010	6/30/2010		$46.38	$39.11	$45.41
7/1/2010	9/30/2010		$47.22	$40.03	$46.29
10/1/2010	12/31/2010		$54.83	$45.45	$53.18
1/1/2011	3/31/2011		$53.88	$46.13	$51.91
4/1/2011	6/30/2011		$55.63	$43.04	$45.29
7/1/2011	9/30/2011		$55.18	$44.78	$46.65
10/1/2011	12/31/2011		$53.17	$44.19	$45.25
1/1/2012	3/31/2012		$49.83	$43.09	$43.48
4/1/2012	6/30/2012		$44.21	$34.99	$37.57
7/1/2012	9/30/2012		$42.86	$32.14	$41.76
10/1/2012	12/31/2012		$42.19	$33.27	$35.01
1/1/2013	3/31/2013		$35.53	$28.52	$29.40
4/1/2013	6/30/2013		$29.02	$14.78	$15.74
7/1/2013	8/9/2013	*	$18.10	$13.76	$17.42

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 9, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the daily performance of the common shares of Barrick Gold from January 2, 2003 through August 9, 2013, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Price, equal to 65% of the closing price on August 9, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Terex Corporation

According to its publicly available filings with the SEC, Terex Corporation, which we refer to as Terex, is a diversified global equipment manufacturer of specialized machinery products, focused on delivering solutions for a range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, shipping, transportation, refining, energy and utility industries. The common stock of Terex, par value $0.01 per share (Bloomberg ticker: TEX), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Terex in the accompanying product supplement no. UBS-3-III. Terex's SEC file number is 001-10702.

Historical Information Regarding the Common Stock of Terex

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Terex, based on daily closing prices on the primary exchange for Terex, as reported by Bloomberg. The closing price of one share of the common stock of Terex on August 9, 2013 was $30.99. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Terex has experienced significant fluctuations. The historical performance of the common stock of Terex should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Terex during the term of the Securities. We cannot give you assurance that the performance of the common stock of Terex will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Terex will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Terex.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$70.88	$49.19	$62.50
4/1/2008	6/30/2008		$74.80	$51.33	$51.37
7/1/2008	9/30/2008		$51.83	$29.28	$30.52
10/1/2008	12/31/2008		$29.43	$9.33	$17.32
1/1/2009	3/31/2009		$20.46	$7.57	$9.25
4/1/2009	6/30/2009		$17.90	$9.74	$12.07
7/1/2009	9/30/2009		$20.87	$10.60	$20.73
10/1/2009	12/31/2009		$24.11	$18.11	$19.81
1/1/2010	3/31/2010		$23.64	$17.97	$22.71
4/1/2010	6/30/2010		$28.19	$18.74	$18.74
7/1/2010	9/30/2010		$22.92	$17.30	$22.92
10/1/2010	12/31/2010		$31.04	$22.04	$31.04
1/1/2011	3/31/2011		$38.30	$28.80	$37.04
4/1/2011	6/30/2011		$38.02	$24.98	$28.45
7/1/2011	9/30/2011		$29.73	$10.26	$10.26
10/1/2011	12/31/2011		$17.86	$9.61	$13.51
1/1/2012	3/31/2012		$26.41	$14.43	$22.50
4/1/2012	6/30/2012		$24.85	$15.65	$17.83
7/1/2012	9/30/2012		$25.55	$14.11	$22.58
10/1/2012	12/31/2012		$28.11	$21.00	$28.11
1/1/2013	3/31/2013		$36.66	$28.43	$34.42
4/1/2013	6/30/2013		$35.87	$26.01	$26.30
7/1/2013	8/9/2013	*	$30.99	$26.92	$30.99

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 9, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of Terex from January 2, 2003 through August 9, 2013, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Price, equal to 65% of the closing price on August 9, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

The Carlyle Group L.P.

According to its publicly available filings with the SEC, The Carlyle Group L.P., which we refer to as Carlyle Group, is diversified multi-product global alternative asset management firm that advises an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies. The common units, representing limited partner interests, of Carlyle Group (Bloomberg ticker: CG), are listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Carlyle Group in the accompanying product supplement no. UBS-3-III. Carlyle Group's SEC file number is 001-35538.

Historical Information Regarding the Common Units of Carlyle Group

The following table sets forth the quarterly high and low closing prices of one common unit of Carlyle Group, based on daily closing prices on the primary exchange for Carlyle Group, as reported by Bloomberg. The closing price of one common unit of Carlyle Group on August 9, 2013 was $27.05. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common units of Carlyle Group has experienced significant fluctuations. The historical performance of the common units of Carlyle Group should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common unit of Carlyle Group during the term of the Securities. We cannot give you assurance that the performance of the common units of Carlyle Group will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Carlyle Group will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common units of Carlyle Group.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Close
5/3/2012	*	6/30/2012		$22.41	$20.14	$22.41
7/1/2012		9/30/2012		$27.25	$22.73	$26.24
10/1/2012		12/31/2012		$26.41	$24.71	$26.03
1/1/2013		3/31/2013		$37.30	$26.23	$30.25
4/1/2013		6/30/2013		$32.87	$24.19	$25.70
7/1/2013		8/9/2013	**	$28.84	$25.07	$27.05

*	The common units of Carlyle Group commenced trading on May 3, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated for the second calendar quarter of 2012 are for the shortened period from May 3, 2012 through June 30, 2012.
**	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 9, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the daily performance of the common units of Carlyle Group from May 3, 2012 through August 9, 2013, based on information from Bloomberg, without independent verification. The common units of Carlyle Group began trading on the New York Stock Exchange on May 3, 2012 and therefore has a limited performance history. The dotted line represents the Trigger Price, equal to 75% of the closing price on August 9, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Nabors Industries Ltd.

According to its publicly available filings with the SEC, Nabors Industries Ltd., which we refer to as Nabors, a Bermuda company, is a land drilling contractor, a land well-servicing and workover contractor and a provider of offshore platform workover and drilling rigs. The common shares of Nabors, par value $0.001 per share (Bloomberg ticker: NBR), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Nabors in the accompanying product supplement no. UBS-3-III. Nabors' SEC file number is 001-32657.

Historical Information Regarding the Common Shares of Nabors

The following table sets forth the quarterly high and low closing prices of one common share of Nabors, based on daily closing prices on the primary exchange for Nabors, as reported by Bloomberg. The closing price of one common share of Nabors on August 9, 2013 was $15.58. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common shares of Nabors has experienced significant fluctuations. The historical performance of the common shares of Nabors should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common share of Nabors during the term of the Securities. We cannot give you assurance that the performance of the common shares of Nabors will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Nabors will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common shares of Nabors.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$33.77	$25.12	$33.77
4/1/2008	6/30/2008		$49.77	$33.95	$49.23
7/1/2008	9/30/2008		$49.15	$23.26	$24.92
10/1/2008	12/31/2008		$24.00	$10.22	$11.97
1/1/2009	3/31/2009		$13.32	$8.50	$9.99
4/1/2009	6/30/2009		$19.50	$10.25	$15.58
7/1/2009	9/30/2009		$21.41	$14.09	$20.90
10/1/2009	12/31/2009		$23.46	$19.29	$21.89
1/1/2010	3/31/2010		$26.87	$18.76	$19.63
4/1/2010	6/30/2010		$22.61	$17.08	$17.62
7/1/2010	9/30/2010		$18.99	$15.64	$18.06
10/1/2010	12/31/2010		$23.83	$17.59	$23.46
1/1/2011	3/31/2011		$30.38	$22.08	$30.38
4/1/2011	6/30/2011		$32.06	$22.81	$24.64
7/1/2011	9/30/2011		$27.57	$12.26	$12.26
10/1/2011	12/31/2011		$20.57	$11.74	$17.34
1/1/2012	3/31/2012		$22.31	$16.65	$17.49
4/1/2012	6/30/2012		$17.60	$12.65	$14.40
7/1/2012	9/30/2012		$16.69	$13.00	$14.03
10/1/2012	12/31/2012		$15.40	$13.13	$14.45
1/1/2013	3/31/2013		$18.00	$14.50	$16.22
4/1/2013	6/30/2013		$17.22	$14.51	$15.31
7/1/2013	8/9/2013	*	$16.17	$14.60	$15.58

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 9, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the daily performance of the common shares of Nabors from November 3, 2005 through August 9, 2013, based on information from Bloomberg, without independent verification. The common shares of Nabors began trading on the New York Stock Exchange on November 3, 2005 and therefore has a limited performance history. The dotted line represents the Trigger Price, equal to 75% of the closing price on August 9, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-3-III.

JPMS's Estimated Value of the Securities

For each offering of the Securities, JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this pricing supplement for an illustration of the risk-return profile of the Securities and the section for the applicable Underlying Stock set forth under "The Underlying Stocks" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Securities, plus the estimated cost of hedging our obligations under the applicable Securities.

For purposes of the Securities offered by this pricing supplement, the first and second paragraph of the section entitled "Use of Proceeds and Hedging" on page PS-18 of the accompanying product supplement no. UBS-3-III are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.